EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of August 11, 2006, between Novavax, Inc., a Delaware corporation (the “Company”) having its principal office at 508 Lapp Road, Malvern, PA 19355, and Jeffrey Church, an individual with a mailing address of 14827 Michele Drive, Glenelg, MD 21737 (“Executive”).

The Company and Executive hereby agree as follows:

1. Employment. The Company hereby employs Executive and Executive hereby accepts employment as Vice President and Chief Financial Officer and Treasurer upon the terms and conditions hereinafter set forth. As used throughout this Agreement, “Company” shall mean and include any and all of its present and future subsidiaries and any and all subsidiaries of a subsidiary. Executive warrants and represents that he is free to enter into and perform this Agreement and is not subject to any employment, confidentiality, non-competition or other agreement which prohibits, restricts, or would be breached by either his acceptance or his performance of this Agreement.

2. Duties. During the Term (as hereinafter defined), Executive shall devote his full business time to the performance of services as Vice President and Chief Financial Officer and Treasurer of Novavax, Inc., performing such services, assuming such responsibilities and exercising such authority as are set forth in the Bylaws of the Company for such offices and assuming such other duties and responsibilities as prescribed by the President and CEO and Board of Directors. During the Term, Executive’s services shall be completely exclusive to the Company and he shall devote his entire business time, attention and energies to the business of the Company and the duties which the Company shall assign to him from time to time. Executive agrees to perform his services faithfully and to the best of his ability and to carry out the policies and directives of the Company. Notwithstanding the foregoing, it shall not be a violation of this Agreement for the Executive to serve as a director, trustee, officer, or consultant to a charitable or non-profit entity; provided that such service does not adversely affect Executive’s ability to perform his obligations hereunder. Executive agrees to take no action which is in bad faith and prejudicial to the interests of the Company during his employment hereunder. Notwithstanding the location where Executive shall be based, as set forth in this Agreement, he also may be required from time to time to perform duties hereunder for reasonably short periods of time outside of said area. The Company warrants and represents that its Board of Directors has approved a plan to relocate the Company’s headquarters from Malvern, PA to the Baltimore/Washington D.C. corridor. The Company is in active negotiations to secure a lease for a new facility in the Rockville/Gaithersburg, MD area which it expects to finalize before the end of 2006.

3. Term. The term of this Agreement shall be a period beginning on September 5, 2006 and continuing until September 4, 2007, unless earlier terminated pursuant to Section 7 hereof (the “Term”) and shall be renewable annually on the terms set forth herein upon agreement of the Company and Executive of the term of such renewal and the initial base compensation applicable to the renewal term. The parties acknowledge that the employment hereunder is employment at will.

4. Compensation

(a)  Base Compensation. For all Executive’s services and covenants under this Agreement, the Company shall pay Executive at an annual rate of $245,000, subject to review by the CEO of the Company and the Board of Directors when compensation is reviewed after the completion of the audit with respect to the 2006 fiscal year (in accordance with the management processes), and each fiscal year thereafter and payable in accordance with the Company’s payroll policy as constituted from time to time. The Company may withhold from any amounts payable under this Agreement all required federal, state, city or other taxes and all other deductions as may be required pursuant to any law or government regulation or ruling.

(b) Bonus Program. Executive shall be eligible to participate in the Company’s performance and incentive bonus program applicable to senior executives. Eligibility for bonuses and amounts to be paid each year are determined by the President and CEO and the Board of Directors (or any committee of the Board of Directors authorized to make that determination) based on the Company’s and Executive’s performance. Under the existing bonus program, Executive would be eligible for a maximum bonus of 40% of Executive’s base salary during the year to which the bonus relates. The bonus may be paid out partly in cash and partly in shares of restricted stock, in the discretion of the Board of Directors. Any bonus paid in respect of 2006 will be prorated.

(c) Signing Bonus. . You are eligible to receive a signing bonus of $10,000 which will be paid in your first pay check.

(d) Stock Awards. Subject to approval by the Board of Directors (or any committee of the Board of Directors authorized to make that determination), the Company will grant Executive (a) stock options to purchase 200,000 shares of the Company’s Common Stock ($.01 par value) at an exercise price equal to the closing price of the Company’s Common Stock on the later of Executive’s date of hire or the date of such Board of Directors’ approval and (b) an award of 25,000 shares of restricted stock. Both of these stock awards will vest as to one-third of the options/shares on each of the first three (3) anniversaries of Executive’s date of employment.

Executive will be eligible for additional stock awards based upon performance subject to the approval of the President and Chief Executive Officer and the Board of Directors.

5. Reimbursable Expenses. Executive shall be entitled to reimbursement for reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with such procedures and policies as the Company has heretofore or may hereafter establish.

6. Benefits. (a)  Executive shall be entitled to four weeks of paid vacation time calculated and administered in accordance with Company policies in effect from time to time. The Executive shall be entitled to all other benefits associated with normal full time employment in accordance with Company policies. A copy of the Company’s current benefits plans are attached hereto.

(b) Executive shall be entitled to participate in the Company’s Change of Control Severance Benefit Plan amended July 26, 2006.

(c) Repayment of Signing Bonus: If I voluntarily terminate my employment with NVAX or am terminated for gross misconduct within twelve (12) months of my original date of hire, I will be responsible for reimbursing NVAX 100% of my signing bonus

7. Termination of Employment.

(a) Notwithstanding any other provision of this Agreement, Executive’s employment may be terminated, without such action constituting a breach of this Agreement:

(i)  By the Company, for “Cause,” as defined in Section 7(b) below;

(ii)  By the Company, upon 30 days’ notice to Executive, if he should be prevented by illness, accident or other disability (mental or physical) from discharging his duties hereunder for one or more periods totaling three consecutive months during any twelve-month period;

(iii)  By the event of Executive’s death during the Term.

(b)  “Cause” shall mean (i) Executive’s willful failure or refusal to perform in all material respects the services required of him hereby, (ii) Executive’s willful failure or refusal to carry out any proper and material direction by the President and CEO or Board of Directors with respect to the services to be rendered by him hereunder or the manner of rendering such services, (iii) Executive’s willful misconduct or gross negligence in the performance of his duties hereunder, (iv) Executive’s commission of an act of fraud, embezzlement or theft or a felony involving moral turpitude, (v) Executive’s use or disclosure of Confidential Information (as defined in Section 10 of this Agreement), other than for the benefit of the Company in the course of rendering services to the Company or (vi) Executive’s engagement in any activity prohibited by Section 11 of this Agreement. For purposes of this Section 7, the Company shall be required to provide Executive a specific written warning with regard to any occurrence of subsections 7(b) (i), (ii) and (iii) above, which warning shall include a statement of corrective actions and a 15 day period for the Executive to respond to and implement such actions, prior to any termination of employment by the Company pursuant to Section 7(a) (i) above.

8. Separation Pay.  Subject to Executive’s execution and delivery to the Company of the Company’s standard form of Separation and Release Agreement, the Company shall pay Executive a lump sum amount equal to six months of Executive’s then effective salary (the “Separation Pay”), upon the Company’s termination of Executive’s employment by the Company without Cause, during the Term. Separation Pay shall be subject to withholding of all applicable federal, state and local taxes and any other deductions required by applicable law. In the event of Executive’s death, the Company’s obligation to pay further compensation hereunder shall cease forthwith, except that Executive’s legal representative shall be entitled to receive his fixed compensation for the period up to the last day of the month in which such death shall have occurred.

9. All Business to be Property of the Company; Assignment of Intellectual Property.

(a)  Executive agrees that any and all presently existing business of the Company and all business developed by him or any other employee of the Company including without limitation all contracts, fees, commissions, compensation, records, customer or client lists, agreements and any other incident of any business developed, earned or carried on by Executive for the Company is and shall be the exclusive property of the Company, and (where applicable) shall be payable directly to the Company.

(b)  Executive hereby acknowledges that any plan, method, data, know-how, research, information, procedure, development, invention, improvement, modification, discovery, design, process, work of authorship, documentation, formula, technique, trade secret or intellectual property right whatsoever or any interest therein whether patentable or non-patentable, patents and applications therefor, trademarks and applications therefor or copyrights and applications therefor (herein sometimes collectively referred to as “Intellectual Property”) made, conceived, created, invested, developed, reduced to practice and/or acquired by Executive solely or jointly with others during the Term is the sole and exclusive property of the Company, as work for hire, and that he has no personal right in any such Intellectual Property. Executive hereby grants to the Company (without any separate remuneration or compensation other than that received by him from time to time in the course of his employment) his entire right, title and interest throughout the world in and to, all Intellectual Property, which is made, conceived, created, invested, developed, reduced to practice and/or acquired by him solely or jointly with others during the Term.

10. Confidentiality. Executive acknowledges his obligation of confidentiality with respect to all proprietary, confidential and non-public information of the Company, including all Intellectual Property. Executive shall not, either during the Term or thereafter, use for any purpose other than the furtherance of the Company’s business, or disclose to any person other than a person with a need to know such confidential, proprietary or non-public information for the furtherance of the Company’s business who is obligated to maintain the confidentiality of such information, any information concerning any Intellectual Property, or other confidential, proprietary or non-public information of the Company, whether Executive has such information in his memory or such information is embodied in writing or other tangible form. All originals and copies of any of the foregoing, however and whenever produced, shall be the sole property of the Company. Upon the termination of Executive’s employment in any manner or for any reason, Executive shall promptly surrender to the Company all copies of any of the foregoing, together with any documents, materials, data, information and equipment belonging to or relating to the Company’s business and in his possession, custody or control, and Executive shall not thereafter retain or deliver to any other person any of the foregoing or any summary or memorandum thereof.

11. Non-Competition Covenant. As the Executive has been granted options to purchase stock in the Company and as such has a financial interest in the success of the Company’s business and as Executive recognizes that the Company would be substantially injured by Executive competing with the Company, Executive agrees and warrants that within the United States, he will not, unless acting with the Company’s express prior written consent, directly or indirectly, while an employee of the Company and during the Non-Competition Period, as defined below, own, operate, join, control, participate in, or be connected as an officer, director, employee, partner, stockholder, consultant or otherwise, with any business or entity which competes with the business of the Company (or its successors or assigns) as such business is now constituted or as it may be constituted at any time during the Term of this Agreement; provided, however, that Executive may own, and exercise rights with respect to, less than one percent of the equity of a publicly traded company. The “Non-Competition Period” shall be a period of one year following termination of employment.

Executive and the Company are of the belief that the period of time and the area herein specified are reasonable in view of the nature of the business in which the Company is engaged and proposes to engage, the state of its business development and Executive’s knowledge of this business; however, if such period or such area should be adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months or such area shall be reduced by elimination of such portion of such area, or both, as are deemed unreasonable, so that this covenant may be enforced in such area and during such period of time as is adjudged to be reasonable.

12. Non-Solicitation Agreement. Executive agrees and covenants that he will not, unless acting with the Company’s express written consent, directly or indirectly, during the Term of this Agreement or during the Non-Competition Period (as defined in Section 11 above) solicit, entice or attempt to entice away any customer, officer, employee, consultant, proposed customer, vendor, supplier, proposed vendor or supplier or person or entity or person providing or proposed to provide research and/or development services to, on behalf of or with the Company. Executive agrees and covenants that he will not, unless acting with the Company’s express written consent, directly or indirectly, during the Term of this Agreement or thereafter interfere with the Company’s relationships or proposed relationships with any customer, officer, employee, consultant, proposed customer, vendor, supplier, proposed vendor or supplier or person or entity or person providing or proposed to provide research and/or development services to, on behalf of or with the Company.

13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given on actual receipt after having been delivered by hand, mailed by first class mail, postage prepaid, or sent by Federal Express or similar overnight delivery services, as follows: (a) if to Executive, at the address shown at the head of this Agreement, or to such other person(s) or address(es) as Executive shall have furnished to the Company in writing and, if to the Company, to it at the address set forth in the preamble hereto with a copy to David A. White, Esq., White White & Van Etten, LLP, 55 Cambridge Parkway, Cambridge, Massachusetts 02142, or to such other person(s) or address(es) as the Company shall have furnished to Executive in writing.

14. Assignability. In the event of a change of control (as defined in the Company’s Change of Control Severance Benefit Plan amended July 26, 2006), the terms of this Agreement shall inure to the benefit of, and be assumed by, the acquiring person (as defined in the Company’s Change of Control Severance Benefit Plan amended July 26, 2006). This Agreement shall not be assignable by Executive, but it shall be binding upon, and to the extent provided in Section 8 shall inure to the benefit of, his heirs, executors, administrators and legal representatives.

15. Entire Agreement. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and there have been no oral or other prior agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof. Notwithstanding the foregoing, Executive acknowledges that he is required as a condition to continued employment, to comply at all times, with the Company’s policies affecting employees, including the Company’s published Code of Ethics, as in effect from time to time.

16. Equitable Relief. Executive recognizes and agrees that the Company’s remedy at law for any breach of the provisions of Sections 9, 10, 11 or 12 hereof would be inadequate, and he agrees that for breach of such provisions, the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance. Should Executive engage in any activities prohibited by this Agreement, he agrees to pay over to the Company all compensation, remuneration or monies or property of any sort received in connection with such activities; such payment shall not impair any rights or remedies of the Company or obligations or liabilities of Executive which such parties may have under this Agreement or applicable law.

17. Amendments. This Agreement may not be amended, nor shall any change, waiver, modification, consent or discharge be effected except by written instrument executed by the Company and Executive.

18. Severability. If any part of any term or provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable to any extent by a court of competent jurisdiction, such circumstances shall in no way affect any other term or provision of this Agreement, the application of such term or provision in any other circumstances, or the validity or enforceability of this Agreement. Executive agrees that the restrictions set forth in Sections 11 and 12 above (including, but not limited to, the geographical scope and time period of restrictions) are fair and reasonable and are reasonably required for the protection of the interests of the Company and its affiliates. In the event that any provision of Section 11 or 12 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

19. Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof.

20. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law of the State of Maryland, without regard to the principles of conflict of laws thereof.

21. Resolution of Disputes. With the exception of proceedings for equitable relief brought pursuant to Section 16 of this Agreement, any disputes arising under or in connection with this Agreement including, without limitation, any assertion by any party hereto that the other party has breached any provision of this Agreement, shall be resolved by arbitration, to be conducted in Philadelphia, Pennsylvania, in accordance with the rules and procedures of the American Arbitration Association. The parties shall bear equally the cost of such arbitration, excluding attorneys’ fees and disbursements which shall be borne solely by the party incurring the same; provided, however, that if the arbitrator rules in favor of Executive, Company shall be solely responsible for the payment of all costs, fees and expenses (including without limitation Executive’s reasonable attorneys’ fees and disbursements) of such arbitration. The provisions of this Section 21 shall survive the termination for any reason of the Term (whether such termination is by the Company, by Executive or upon the expiration of the Term).

22. Survival. Sections 8 through 21 shall survive the expiration or earlier termination of this Agreement, for the period and to the extent specified therein.

IN WITNESS WHEREOF, the parties have executed or caused to be executed under seal this Agreement as of the date first above written.

NOVAVAX, INC.

[SEAL]

	By:	/s/ Rahul Singhvi

	Name: Title:	Rahul Singhvi President and Chief Executive Officer

/s/ Jeffrey Church

Jeffrey Church